Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2019	2018	Change	2019	2018	Change
Income Account-
Retail Electric Revenues-
Fuel	$784	$1,012	$(228)	$3,591	$4,283	$(692)
Non-Fuel	2,164	2,297	(133)	10,493	10,939	(446)
Wholesale Electric Revenues	485	579	(94)	2,152	2,516	(364)
Other Electric Revenues	144	169	(25)	636	664	(28)
Natural Gas Revenues	1,131	1,048	83	3,792	3,854	(62)
Other Revenues	206	232	(26)	755	1,239	(484)
Total Revenues	4,914	5,337	(423)	21,419	23,495	(2,076)
Fuel and Purchased Power	977	1,334	(357)	4,438	5,608	(1,170)
Cost of Natural Gas	363	486	(123)	1,319	1,539	(220)
Cost of Other Sales	119	118	1	435	806	(371)
Non-Fuel O & M	1,712	1,672	40	5,600	5,889	(289)
Depreciation and Amortization	771	793	(22)	3,038	3,131	(93)
Taxes Other Than Income Taxes	299	325	(26)	1,230	1,315	(85)
Estimated Loss on Plants Under Construction	14	(8)	22	24	1,097	(1,073)
Impairment Charges	26	13	13	168	210	(42)
(Gain) Loss on Dispositions, net	(57)	26	(83)	(2,569)	(291)	(2,278)
Total Operating Expenses	4,224	4,759	(535)	13,683	19,304	(5,621)
Operating Income	690	578	112	7,736	4,191	3,545
Allowance for Equity Funds Used During Construction	32	39	(7)	128	138	(10)
Earnings from Equity Method Investments	42	40	2	162	148	14
Interest Expense, Net of Amounts Capitalized	442	456	(14)	1,736	1,842	(106)
Other Income (Expense), net	13	(81)	94	252	114	138
Income Taxes (Benefit)	(74)	(149)	75	1,798	449	1,349
Net Income	409	269	140	4,744	2,300	2,444
Less:
Dividends on Preferred Stock of Subsidiaries	5	4	1	15	16	(1)
Net Income (Loss) Attributable to Noncontrolling Interests	(36)	(13)	(23)	(10)	58	(68)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$440	$278	$162	$4,739	$2,226	$2,513

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.